Stifel Reports November 2025 Operating Data

ST. LOUIS, MO, December 18, 2025 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for November 30, 2025, to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client assets and fee-based client assets reached record highs in November, up 8% and 14% year-over-year, driven by strong recruiting and market gains. Client money market and insured product balances increased 1% from October as growth in Sweep balances more than offset a decline in Smart Rate. Additionally, the impressive growth in Treasury deposits accelerated in November as balances increased 9% from the prior month and nearly doubled from a year ago. In our Institutional Group, client activity levels remain elevated, and despite the impact of the government shutdown, we anticipate a strong fourth quarter.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	11/30/2025	11/30/2024	10/31/2025	11/30/2024	10/31/2025

Total client assets	$553,606	$513,931	$549,984	8%	1%

Fee-based client assets	$224,662	$197,333	$222,818	14%	1%

Private Client Group fee-based client assets	$196,548	$172,527	$194,728	14%	1%

Bank loans, net (includes loans held for sale)	$21,963	$20,727	$21,796	6%	1%

Client money market and insured product (1)	$25,738	$28,558	$25,505	(10)%	1%

Treasury deposits (2)	$8,734	$4,451	$8,006	96%	9%

(1)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.
(2)	Includes Other Bank deposits and Third-party Commercial Treasury deposits, which represent Venture, Fund, and Commercial deposits at Stifel Bancorp and third-party banks.

Company Information

Stifel Financial Corp. (NYSE: SF) is a diversified financial services firm providing wealth management, commercial and investment banking, trading, and research services to individuals, institutions, and municipalities. Founded in 1890 and headquartered in St. Louis, Missouri, the firm operates more than 400 offices across the United States and in major global financial centers. As a firm where success meets success, Stifel works closely with retail and institutional clients aiming to transform opportunities into achievement. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations